Ex. 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE CHANGES

Minneapolis, MN (August 3, 2022)  -  Winmark Corporation (Nasdaq: WINA) announced today that Paul C. Reyelts has informed the company of his decision not to stand for re-election to the Winmark Board of Directors at its next Annual Meeting of Shareholders in April 2023.  Mr. Reyelts was elected to Winmark’s Board of Directors in 2000, has served as its independent Lead Director since 2003, currently serves as Chairman of the Audit Committee and had previously served as a member of both the Compensation and Nominating Committees.

“I want to thank Paul Reyelts for his dedicated service over the past 22 years,” noted Brett D. Heffes, Chairman and Chief Executive Officer.  “Paul embodies exactly what we needed in a Lead Director – complete intellectual independence, a deep understanding of our business and a direct communication style that we all benefitted from.  I will greatly miss our interactions and know that Winmark is a stronger company because of his leadership over the years.”

The Company also announced that the Board of Directors has named director Percy C. (Tom) Tomlinson as its independent Lead Director, effective immediately.  Mr. Tomlinson currently serves as a member of the Audit Committee, and has over 30 years of executive, financial management and governance experience, having served as both the Chief Executive Officer and Chief Financial Officer for publicly-traded companies during his career.

“The changes announced today reflect a thoughtful and deliberate governance process by the independent directors of the Board who strongly believe that Mr. Tomlinson is highly qualified to serve as Lead Director.  I am thrilled that Tom will be serving in this capacity and look forward to working together to advance our mission to provide Resale for EveryoneTM,” stated Mr. Heffes.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 25, 2022, there were 1,293 franchises in operation and over 2,800 available territories.  An additional 46 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.